EXHIBIT 3.45

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CALIFORNIA URBAN HOMES, LLC
A CALIFORNIA LIMITED LIABILITY COMPANY

     This Limited Liability Company Operating Agreement (the “Agreement”) of California Urban Homes, LLC (the “Company”) is made and entered into effective as of March 21, 2005 by Meritage Homes of California, Inc., a California corporation (the “Member”), as the sole member.

     1. Formation and Term. The formation of the Company is hereby completed in accordance with the Beverly-Killea Limited Liability Company Act, as amended from time to time (the “Act”), due to the filing of the Company’s Articles of Organization in the office of the Secretary of State of the State of California and the adoption of this Agreement. The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law. The term of the Company shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

     2. Name. The name of the Company shall be California Urban Homes, LLC. The business of the Company may be conducted under that name, or upon compliance with applicable laws, any other name that the Managers deem appropriate or advisable.

     3. Purpose. The purpose of the Company is to engage in the following activities:

          (A) to acquire that certain parcel of real property commonly known as 1511 Jefferson Street in Oakland, California, together with all improvements now and hereafter located thereon and related rights and other property appurtenant thereto (collectively the “Project”);

          (B) to proceed with the acquisition, entitlement, development and financing of the Project, including the right to utilize proceeds from the issuance of bonds to finance improvements to the Project and to encumber the Project to enable the Company to obtain such financing;

          (C) to construct improvements on the Project, including individual residential dwelling units, and to sell the Project or portions thereof or individual residential dwelling units thereon;

          (D) to acquire, own, hold, sell, assign, operate, lease, mortgage, pledge, sell, transfer and otherwise deal with the Project, related insurance policies and any proceeds or further rights associated with any of the foregoing;

          (E) to perform its obligations under its contractual commitments and such other obligations as may be incidental to any of the foregoing activities;

          (F) to enter into agreements and other documents and instruments providing for or relating to the activities specified in clauses A through E above, and to perform its obligations under such agreements and instruments; and

          (G) to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

     4. Registered Office; Registered Agent. The Company’s registered office shall be at 1800 Sutter Street, Suite 500, Concord, California 94520, and the name of its initial registered agent at such address shall be Lisa Maxwell. The Company’s registered agent or registered office may be changed as provided in the Act.

     5. Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will have a single Member, pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election or until the Company has more than one Member, in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

     6. Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

     7. Name and Address of Member. The name and the business address of the sole Member is as follows: Meritage Homes of California, Inc., a California corporation, 1800 Sutter Street, Suite 500, Concord, California 94520.

     8. Capital Contributions. Promptly following its execution of this Agreement, the Member shall transfer and assign to the Company all of its right, title and interest in and to the Project, subject to any debts or liabilities associated with or encumbering its interest in the Project. The Member shall make additional capital contributions in such form and at such time as the Member shall determine in its sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

     9. Liability of the Member. The Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

     10. Distributions. Subject only to the laws of fraudulent conveyance and other pertinent laws of the State of California, the Managers shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Managers shall determine.

     11. Management.

          (A) Managers; Term; Removal; Successors. The Company shall have one or more managers (the “Managers”) responsible for the business operations of the Company. The Company shall initially have one Manager, which shall be the Member. Unless a Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified. The number of Managers of the Company shall be fixed from time to time by approval of the Member. Any vacancy occurring for any reason in the number of Managers shall be filled by approval of the Member.

          (B) Authority. The business and affairs of the Company shall be managed exclusively by the Managers in accordance with the terms of this Agreement. The Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the Managers by the Member under the laws of the State of California. Each Manager is hereby designated as an authorized person, to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

     12. Limitation of Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this Agreement, neither the Member nor any Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member or Manager, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the Member or Manager knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member or Manager derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member or any Manager shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or Manager under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Manager.

     13. Dissolution and Winding Up. The Company shall dissolve only upon the first to occur of any of the following events: (a) approval of the Member to dissolve the Company; (b) the sale of all or substantially all of the assets of the Company; or (c) the entry of a decree of judicial dissolution. Upon dissolution of the Company the Managers shall wind up the Company’s affairs. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

     14. Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and income statement.

     15. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

     16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. All amendments to this Agreement shall be in writing and signed by the Member.

     17. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

     18. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

     19. Governing Law. The laws of the State of California shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its Managers, Member, and other owners, if any.

     IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

Meritage Homes of California, Inc.,
a California corporation

By:	/s/ Robert McLaughlin

Name: Robert McLaughlin
Title: Regional President